Exhibit 10.1

UNITED STATES DISTRICT COURT

DISTRICT OF MASSACHUSETTS

IN RE BIOPURE CORPORATION	)	Master Docket No. 1:04-cv-10177-NG
DERIVATIVE LITIGATION	)	(Consolidated Derivative Action)
)
	)	Assigned to: Judge J. Nancy Gertner
)
	)	Magistrate Judge Alexander

NOTICE OF PROPOSED SETTLEMENT OF DERIVATIVE ACTION, SETTLEMENT

HEARING, AND RIGHT TO APPEAR

TO:	ALL RECORD HOLDERS AND BENEFICIAL OWNERS OF SHARES OF COMMON STOCK OF BIOPURE CORPORATION AS OF MAY 27, 2009.

PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. THE RIGHTS OF BIOPURE CORPORATION AND ANY SHAREHOLDER SEEKING TO ACT DERIVATIVELY ON ITS BEHALF WILL BE AFFECTED BY THE LEGAL PROCEEDINGS IN THIS LITIGATION. IF THE COURT APPROVES THE PROPOSED SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE FAIRNESS, REASONABLENESS AND ADEQUACY OF THE PROPOSED SETTLEMENT AND FROM PURSUING SETTLED AND RELEASED CLAIMS.

IF YOU HOLD COMMON STOCK FOR THE BENEFIT OF ANOTHER, PLEASE PROMPTLY TRANSMIT THIS DOCUMENT TO SUCH BENEFICIAL OWNER.

The purpose of this notice is to advise you that, pending in the United States District Court for the District of Massachusetts (the “Court”) is a proposed settlement (the “Settlement”) of this shareholders’ derivative action as provided for in a Stipulation and Agreement of Compromise, Settlement and Release (the “Stipulation”) dated May 22, 2009. As more fully described below, the Settlement, as submitted to the Court for final approval, results in benefits to Biopure Corporation (“Biopure” or the “Company”) and its shareholders and will also involve payment of counsel fees and expenses. The benefits are described below. The Settlement will not result in any payments to individual shareholders. This Notice describes the rights you may have in the derivative action and pursuant to the Stipulation and what steps you may take, but are not required to take, in relation to the Settlement.

The Court has scheduled a hearing (the “Settlement Hearing”) at 2:30 p.m. on the 24th day of July, 2009, in the United States District Court for the District of Massachusetts, 1 Courthouse Way, Boston, Massachusetts 02210 to: (a) determine whether the Court should approve the Settlement as fair, reasonable, adequate and in the best interests of shareholders; (b) determine whether an Order and Final Judgment should be entered pursuant to the Stipulation; (c) consider the request by Plaintiffs’ counsel for an award of attorneys’ fees and expenses for Plaintiffs’ counsel; and (d) rule on such other matters as the Court may deem appropriate.

Any shareholder who objects to approval of the Settlement and/or to the application for attorneys’ fees and expenses must serve a written objection on counsel for the parties, identified on pages 6-7 of this Notice, and must additionally file his or her objection with the Court. All written objections must be filed and served in the manner described on pages 6-7 of this Notice, no later than July 10, 2009.

This Notice contains summary information about the Settlement. The full terms and conditions of the Settlement are contained in the Stipulation. The Stipulation and additional information about this lawsuit are available from plaintiffs’ counsel:

Douglas S. Johnston, Jr., Esq.

Barrett, Johnston & Parsley

217 Second Avenue, North

Nashville, TN 37201

THE FOLLOWING RECITATION DOES NOT CONSTITUTE FINDINGS OF THE COURT. IT IS BASED ON STATEMENTS OF THE PARTIES AND SHOULD NOT BE UNDERSTOOD AS AN EXPRESSION OF ANY OPINION OF THE COURT AS TO THE MERITS OF ANY OF THE CLAIMS OR DEFENSES RAISED BY ANY OF THE PARTIES.

1. What is this lawsuit about?

On January 26, 2004, Plaintiffs John and Laurie Parrott filed a derivative action complaint in the Court against certain present and former officers and directors of the Company,

with the Company named as a nominal defendant. On January 29, 2004, Plaintiff Rich Reinisch filed a similar derivative action on behalf of Biopure alleging the same causes of action. On May 14, 2004, the Court entered an order consolidating the cases (the “Derivative Action”) and a Verified Consolidated Amended Shareholder Derivative Complaint was filed on July 14, 2004, followed by a Verified Consolidated Second Amended Shareholder Derivative Complaint on March 30, 2006. The complaints assert claims derivatively on behalf of the Company against certain persons affiliated with the Company for alleged breach of fiduciary duties, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment, insider selling and misappropriation of information. The complaints allege that the individual directors and officers breached fiduciary duties in connection with disclosures concerning regulatory and clinical events. More specifically, Plaintiffs allege that the Defendants caused Biopure to issue misleading statements and conceal material facts from investors and the public concerning Hemopure®, one of the Company’s primary products. After the Court denied the Company’s motions to dismiss the complaints, the Company appointed two disinterested directors as a special litigation committee to determine whether the Company should pursue this action. The special litigation committee conducted its investigation and determined the Company should not pursue the action. The special litigation committee accordingly filed a motion to dismiss the action. After full briefing by the Parties, the Court heard oral argument on the SLC’s motion to dismiss on March 9, 2009 and took the matter under advisement. That motion is pending; it has not been ruled on by the Court.

2. What does the settlement provide?

During part of the period this Derivative Action has been pending, the Company and certain former and present directors or officers were sued by the United States Securities and Exchange Commission (the “SEC). In September of 2006, Biopure announced a settlement with the SEC, a significant part of which required Biopure to engage an independent consultant to, among other things, review and recommend corporate governance changes for the company relating to disclosure procedures. On December 21, 2006, counsel for the Plaintiffs sent a letter to the independent consultant along with a copy of a demand letter that Plaintiffs had sent to Defendants in May of 2006. Subsequently, Biopure took certain actions related to corporate governance changes and/or disclosure procedures, which are listed on Exhibit A, attached to the Stipulation. Those corporate governance changes were instituted after the commencement of the Derivative Action. Biopure (through its agents or counsel) and the independent consultant had been sent the demands by Plaintiffs referred to above prior to the independent consultant’s recommendations and the actions taken by Biopure. The Parties acknowledge that some of those corporate governance changes implemented by Biopure were substantially similar to those demanded by Plaintiffs and that other corporate governance changes have been implemented by Biopure since the institution of the Derivative Action, which are also substantially similar to certain changes demanded by Plaintiffs. The Plaintiffs’ demands for corporate governance changes, which were provided to the independent consultant, were part of the process resulting in the corporate governance changes implemented by the Company. The Plaintiffs believe that the causes of action asserted in their complaints have merit, but also believe that the Settlement provides substantial immediate benefits for the Company and its shareholders. Plaintiffs and their counsel believe that the terms and conditions of the Settlement are fair, reasonable, adequate, and proper, and that it is in the best interests of the Company and its shareholders to settle the Derivative Action pursuant to the Stipulation. In reaching the Settlement, Plaintiffs have avoided the cost, time, and uncertainty of continued litigation. As with any lawsuit, the Plaintiffs, the Company, and shareholders would face an uncertain outcome if litigation continued. Continued litigation of the Derivative Action could result in an outcome more or less beneficial to the Plaintiffs, the Company, and shareholders than under the terms of the Stipulation. Based on all of these factors, Plaintiffs and their counsel believe the Settlement is in the best interests of the Company and its shareholders. Defendants have vigorously denied, and continue to deny any wrongdoing or liability with respect to all claims, events, and transactions complained of in the Derivative Action. The Defendants have agreed to the Settlement to avoid the further expense, inconvenience, and distraction of burdensome and protracted litigation, as well as to put to rest all controversies which were asserted or which could be asserted in connection with, or which arise out of, any of the matters or transactions set forth or referred to in the complaints in this action. There has been no adverse determination by any court against any of the Defendants on the merits of the claims that Plaintiffs have asserted.

3. What happens next?

If the Court determines that the Settlement, as provided for in the Stipulation, is fair, reasonable, adequate and in the best interests of the Company, the parties will ask the Court to enter an “Order and Final Judgment”, which will, among other things: (1) approve the Settlement and adjudge its terms to be fair, reasonable, adequate and in the best interests of the Company, pursuant to Delaware law and Court rules; (2) authorize and direct the performance of the Settlement in accordance with its terms and conditions; (3) determine that the requirements of Court Rules and due process have been satisfied in connection with this Notice; (4) dismiss the Derivative Action with prejudice in accordance with the terms of the Stipulation, and grant the releases described in the Stipulation; and (5) award attorneys’ fees and expenses to Plaintiffs’ counsel.

4. How will the lawyers be paid?

The Plaintiffs in this action have been represented by several law firms. You will not be charged directly by these lawyers. If you want to be represented by your own lawyer, you may hire one at your own expense.

At the Settlement Hearing, Plaintiffs’ counsel will request the Court for an award of attorneys’ fees and reimbursement of expenses, not to exceed $600,000. The Company has agreed to cause its insurers to pay the fees and expenses so awarded not to exceed $600,000.

5. How do I tell the Court that I don’t like the settlement?

If you are a Shareholder of the Company, you can tell the Court that you do not agree with the Settlement, the Order and Final Judgment, or the attorneys’ fees and expenses that Plaintiffs’ counsel intends to seek. To object, you or your counsel must send a letter or other written filing saying that you object to the Settlement in IN RE BIOPURE CORPORATION DERIVATIVE LITIGATION, Civil Action No. 04-10177-NG. Be sure to (a) include your name, address, telephone number, and signature; (b) state your intention to appear at the Final Settlement Hearing; (c) provide proof that you are a Shareholder; (d) include a full explanation of all reasons you object to the Settlement and the reasons you desire to appear and be heard; and (e) describe any documents or writings you desire the Court to consider. YOUR WRITTEN OBJECTION MUST BE SERVED ON THE FOLLOWING COUNSEL AND MUST BE RECEIVED NO LATER THAN JULY 10, 2009:

Douglas S. Johnston, Jr. Barrett, Johnston & Parsley 217 Second Avenue, North Nashville, TN 37201	Robert A. Buhlman Bingham McCutchen LLP One Federal Street Boston, MA 02110	Bruce E. Falby DLA Piper LLP (US) 33 Arch Street Boston, MA 02110

Plaintiffs’ Counsel	Defendants’ Counsel	Special Litigation Committees’ Counsel

You must also file your objection with the United States District Court for the District of Massachusetts. The address is: 1 Courthouse Way, Boston, Massachusetts 02210. YOUR OBJECTION MUST BE RECEIVED NO LATER THAN JULY, 10 2009.

6. What will happen at the Settlement Hearing?

The Court has scheduled a Settlement Hearing at 2:30p.m. on the 24th day of July, 2009, in the United States District Court for the District of Massachusetts, 1 Courthouse Way, Boston, Massachusetts 02210 to: (a) determine whether the Court should approve the Settlement as fair, reasonable, adequate and in the best interests of shareholders; (b) determine whether the Court should enter an Order and Final Judgment pursuant to the Stipulation; (c) consider Plaintiffs’ request for an award of attorneys’ fees and expenses for Plaintiffs’ counsel; and (d) rule on such other matters as the Court may deem appropriate.

You are welcome to come to the Settlement Hearing at your own expense. If you send an objection, you are not required to come to Court to talk about it. As long as you serve your written objection on time, it will be before the Court when the Court considers whether to approve the Settlement. You also may pay your own lawyer to attend the Settlement Hearing, but such attendance is not necessary. You are also not required to attend the Settlement Hearing if you agree with or approve of the terms of the Settlement.

If you plan to attend the Settlement Hearing, please contact counsel for the Plaintiffs to confirm the time and date of the hearing. The Settlement Hearing is presently scheduled for July 24, 2009. The Court, however, may change the time and date of the hearing.

7. Notice to persons or entities holding ownership on behalf of others.

Brokerage firms, banks and/or other persons or entities who hold shares of the common stock of the Company for the benefit of others are directed promptly to send this Notice to all of their respective beneficial owners. If additional copies of the Notice are needed for forwarding to such beneficial owners, any requests for such copies may be made to Plaintiffs’ counsel:

Douglas S. Johnston, Jr. Barrett, Johnston & Parsley 217 Second Avenue, North Nashville, TN 37201

8. Scope of this notice

This Notice is not all-inclusive. The references in this Notice to the pleadings in the Derivative Action, the Stipulation and other papers and proceedings are only summaries and do not purport to be comprehensive. For the full details of the Derivative Action and the terms and conditions of the Settlement, including a complete copy of the Stipulation, shareholders are referred to the Court files in the Derivative Action. You or your attorney may examine the Court files during regular business hours of each business day at the office of the Clerk, United States District Court, District of Massachusetts, 1 Courthouse Way, Boston, Massachusetts 02210.

PLEASE DO NOT CALL THE COURT.

Dated: June 2, 2009	/s/ BIOPURE CORPORATION